Exhibit 99.1

Mistras Group, Inc.	January 7, 2010
2Q 2010 Earnings Release

FOR IMMEDIATE RELEASE

Mistras Delivers Increased Profitability and 21% Second Quarter Revenue Growth

Net Income of $3.6 million and Adjusted EBITDA of $12.3 million

PRINCETON JUNCTION, NJ – Mistras Group, Inc. (NYSE: MG) today reported financial results for the second quarter of fiscal 2010, which ended November 30, 2009. Revenues were a record high $71.9 million, a 21% increase as compared to the second quarter of fiscal 2009. Adjusted EBITDA for the quarter was $12.3 million as compared to $11.9 million for the second quarter of fiscal 2009 and $7.0 million for the first quarter of fiscal 2010. Net income attributable to Mistras Group, Inc. was $3.6 million as compared to $3.2 million during the second quarter of fiscal 2009 and $0.8 million for the first quarter of fiscal 2010. Fully diluted earnings per share for the quarter was $0.14 versus a negative ($0.97) reported in the second quarter of fiscal 2009.

Key highlights for the quarter included:

•	Grew Services segment revenues by approximately 30% as compared to the same quarter in fiscal 2009.

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Expanded adjusted EBITDA margin to 17.1% of revenues as compared to 12.4% in the first quarter, while more than doubling the consolidated operating income margin to 10.7% compared to 5.0% in the first quarter.

•	Achieved gross profit improvement of 422 basis points in the Products and Systems segment as compared to the same quarter in fiscal 2009

•	Won a new contract to develop an ultrasonic imaging system to test advanced composite materials for the new Joint Strike Fighter

•	Acquired a small division of an engineering company that provides additional skilled service technicians to assist in addressing the growing nuclear industry

Chairman and Chief Executive Officer, Dr. Sotirios J. Vahaviolos commented that “We continue to have solid growth attributable to customer acceptance of our unique and comprehensive asset protection solutions. Our record revenues and strong Services segment growth in the quarter was driven by several new multi-year contracts obtained this fiscal year, continued growth in our mechanical integrity services, and acquisitions.”

“This growth was partially offset by revenue decreases in our International segment, which represented only 10.4% of our total revenues, as the economy and foreign exchange rates had a greater impact in the quarter. Our Product and Systems segment had revenues higher than the first fiscal quarter and on par with the same quarter last year. Overall, we see all our markets stabilizing and expect continued growth in our business. We are encouraged by the improved profitability compared to our first quarter, and believe we will continue this trend through the second half of our fiscal year.”

Second Quarter Performance

Mistras Group, Inc.’s revenues were $71.9 million for the second quarter of fiscal 2010, up $12.6 million, or 21%, compared to the second quarter of fiscal 2009. Overall organic growth was approximately 9% and acquisitions contributed approximately 13%. Foreign currency impacts reduced the total growth by approximately 1%. For the second quarter of fiscal 2010, income from operations was $7.7 million and net income attributable to Mistras Group, Inc. was $3.6 million.

Segment results

On an operating segment basis, the Company’s Services segment increased its second quarter revenues $13.9 million, or 30%, as compared to the same quarter last year as a result of new asset protection solution revenues and multi-year contracts obtained this fiscal year, as well as growth from existing customers and acquisitions. The organic and acquisition growth rates were approximately 13% and 17%, respectively from the second quarter of fiscal 2009. Gross profit was $17.4 million, or 28.6% of revenues, as compared to $14.9 million, or 31.6% of revenues, in the same quarter last fiscal year and 27.4% of revenues in the first quarter of 2010.

Revenues in the Products and Systems segment were $4.7 million as compared to $4.8 million for the second quarter of fiscal 2009. Gross profit was $2.8 million, or 59.4% of revenue as compared to $2.6 million, or 55.2% of revenue in the same quarter last fiscal year.

Revenues in the Company’s International segment were $7.5 million compared to $8.9 million for the second quarter of fiscal 2009. On a local currency basis, the International segment revenues declined approximately 11%. This segment also incurred net adverse foreign currency impacts of another 5%. Gross profit was $2.9 million, or 39.4% of revenues compared to $4.1 million, or 45.8% of revenues in the same quarter last fiscal year.

Initial Public Offering and Related Transactions

Public trading of the Mistras common stock began on October 8, 2009, on the New York Stock Exchange under the ticker symbol MG. Mistras completed its initial public stock offering of 10,000,000 total shares of common stock at a public offering price of $12.50 per share. The Company sold 6,700,000 shares and the selling stockholders sold the remainder.

As a result of the offering, the Company received net proceeds of approximately $74.2 million, after deducting underwriting discounts, commissions and offering expenses. During the quarter, the Company used $66.6 million of the net proceeds to prepay, in full, amounts outstanding under its credit facilities. The Company anticipates using the remaining net proceeds for working capital and other general corporate purposes, which may include the acquisition of businesses and expansion internationally.

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At the end of the second quarter of fiscal 2010, the Company had cash and cash equivalents of $14.6 million and $55.0 million available under its revolving credit facility.

Earnings Conference Call

In connection with this earnings release, Mistras will hold its quarterly conference call on Friday, January 8 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on Mistras’ Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may call 800-901-5248 and use confirmation code 40211533 when prompted. (The International number is 617-786-4512.)

About Mistras Group, Inc.

Mistras is a leading global provider of technology-enabled asset protection solutions used to evaluate the structural integrity of critical energy, industrial and public infrastructure. Mistras combines industry-leading products and technologies, expertise in mechanical integrity (MI) and non-destructive testing (NDT) services and proprietary data analysis software to deliver a comprehensive portfolio of customized solutions, ranging from routine inspections to complex, plant-wide asset integrity assessments and management. These mission critical solutions enhance customers’ ability to extend the useful life of their assets, increase productivity, minimize repair costs, comply with governmental safety and environmental regulations, manage risk and avoid catastrophic disasters. Given the role Mistras’ services play in ensuring the safe and efficient operation of infrastructure, Mistras has historically provided a majority of its services to its customers on a regular, recurring basis. Mistras serves a global customer base of companies with asset-intensive infrastructure, including companies in the oil and gas, fossil and nuclear power, public infrastructure, chemicals, aerospace and defense, transportation, primary metals and metalworking, pharmaceuticals and food processing industries.

For more information, please visit the company’s website at www.mistrasgroup.com or contact Paul “Pete” Peterik, Chief Financial Officer at 609-716-4103.

Forward-Looking and Cautionary Statement

Certain statements made in this press release are “forward-looking statements” about Mistras’ financial results and estimates, products and services, business model, strategy and growth opportunities, profitability and competitive position. These forward-looking statements are generally use words such as “future,” “possible,” “potential,” “targeted,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “will,” “may,” “should,” “could,” “would” and other similar words and phrases. You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. Important factors that could cause such differences include, but are not limited to, those discussed in the “Risk Factors” section of the prospectus dated October 7, 2009 in connection with Mistras’ initial public offering filed with the Securities and Exchange Commission on October 9, 2009, such as (i) the current economic downturn; (ii) loss of or reduction in business with a significant customer; (iii) adverse change in the industries Mistras serves, which include oil and gas, power transmission and generation, chemical, aerospace and infrastructure; (iv) Mistras’ ability to manage its salary and compensation costs, particularly as to billable time; (v) Mistras’ ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs; (vi) market acceptance of Mistras’ products and services; (vii) significant changes in the competitive environment; (viii) catastrophic events that cause disruptions to the business of Mistras or its customers; (ix) the ability to attract and train engineers, scientists, and skilled technicians; and (x) any accidents or incidents involving the Company’s asset protection solutions. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

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Mistras Group Inc. and Subsidiaries
Unaudited Statement of Operations
(In thousands except for share and per share information)

	Three Months Ended November 30,		Six Months Ended November 30,
	2009	2008	2009	2008

Revenues:	$71,899	$59,275	$127,988	$106,272

Cost of Revenues:
Cost of services and goods sold	46,248	35,676	82,716	64,202
Depreciation	2,635	2,061	5,106	3,920

Total cost of revenues	48,883	37,737	87,822	68,122

Gross profit	23,016	21,538	40,166	38,150
Selling, general and administrative expenses	13,686	11,153	26,819	22,048
Research and engineering	449	481	932	945
Depreciation and amortization	1,214	798	2,259	2,226
Legal settlement	—	1,915	(297)	2,051

Income from operations	7,667	7,191	10,453	10,880
Other expenses
Interest expense	1,017	1,578	2,081	2,589
Loss on extinguishment of long-term debt	218	—	387	—

Income before provision for income taxes and noncontrolling interest	6,432	5,613	7,985	8,291
Provision for income taxes	2,875	2,290	3,569	3,350

Net income	3,557	3,323	4,416	4,941
Net (income) loss attributable to noncontrolling interests	5	(88)	(39)	(189)

Net income attributable to Mistras Group, Inc.	3,562	3,235	4,377	4,752
Accretion of preferred stock	6,499	(13,691)	6,499	(14,115)

Net income attributable to common stockholders	$10,061	$(10,456)	$10,876	$(9,363)

Earnings per common share:
Basic	$0.48	$(0.80)	$0.64	$(0.72)
Diluted	$0.14	$(0.97)	$0.19	$(0.91)
Weighted average common shares outstanding:
Basic	20,986,528	13,000,000	16,971,443	13,000,000
Diluted	24,993,493	16,883,113	22,980,305	16,883,113

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Mistras Group Inc. and Subsidiaries
Unaudited Operating Data by Segment
(In thousands)

	Three Months Ended November 30,		Six Months Ended November 30,
	2009	2008	2009	2008

Revenues:
Services	$60,938	$47,048	$106,640	$82,836
Products and Systems	4,744	4,762	8,369	8,797
International	7,479	8,896	15,230	17,317
Corporate and eliminations	(1,262)	(1,431)	(2,251)	(2,678)

	$71,899	$59,275	$127,988	$106,272

Gross profit:

Services	$17,405	$14,869	$29,933	$25,499
Products and Systems	2,818	2,631	4,506	4,593
International	2,944	4,078	5,990	8,180
Corporate and eliminations	(151)	(40)	(263)	(122)

	$23,016	$21,538	$40,166	$38,150

Income from operations:

Services	$7,625	$5,407	$10,857	$8,229
Products and Systems	1,111	937	1,041	1,261
International	808	1,883	2,070	3,858
Corporate and eliminations	(1,877)	(1,036)	(3,515)	(2,468)

	$7,667	$7,191	$10,453	$10,880

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Mistras Group Inc. and Subsidiaries
Unaudited Condensed Balance Sheets
(In thousands)

	November 30, 2009	May 31, 2009

ASSETS

Cash and cash equivalents	$14,553	$5,668

Other current assets	70,704	58,002

Property, plant and equipment, net	38,252	33,592

Other non-current assets	64,430	54,012

Total assets	$187,939	$151,274

LIABILITIES, PREFERRED STOCK AND EQUITY (DEFICIT)

Current portion of long-term debt and leases	$12,898	$19,371

Other current liabilities	29,394	24,737

Long-term debt and capital leases, net of current portion	18,913	61,405

Other non-current liabilities	2,600	2,445

Preferred stock	—	90,983

Equity (deficit)	124,134	(47,667)

Total liabilities, preferred stock and equity	$187,939	$151,274

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Mistras Group Inc. and Subsidiaries
Unaudited Summary of Cash Flows
(In thousands)

	Six Months Ended November 30,
	2009	2008

Cash flows from operating activities

Net income attributable to Mistras Group, Inc.	$4,377	$4,752
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	7,365	6,146
Other non-cash adjustments, net	1,903	483
Changes in operating assets and liabilities, net of effect of acquisitions	(5,025)	(10,963)

Net cash provided by operating activities	8,620	418

Cash flows used in investing activities	(15,049)	(10,741)
Cash flows provided by financing activities	15,319	10,343

Effect of exchange rate changes on cash	(5)	813

Net change in cash and cash equivalents	8,885	833
Cash and cash equivalents
Beginning of period	5,668	3,555

End of period	$14,553	$4,388

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Mistras Group Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income attributable to Mistras Group, Inc.
to EBITDA and Adjusted EBITDA1
(In thousands)

	Three Months Ended November 30,		Six Months Ended November 30,
	2009	2008	2009	2008

Net income attributable to Mistras Group, Inc.	$3,562	$3,235	$4,377	$4,752
Interest expense	1,017	1,578	2,081	2,589
Provision for income taxes	2,875	2,290	3,569	3,350
Depreciation and amortization	3,849	2,859	7,365	6,146

EBITDA	11,303	9,962	17,392	16,837
Legal settlement	—	1,915	(297)	2,051
Large customer bankruptcy	—	—	767	—
Stock compensation expense	783	46	1,033	46
Loss on extinguishment of debt	218	—	387	—

Adjusted EBITDA	$12,304	$11,923	$19,282	$18,934

1 Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with U.S. generally accepted accounting principles (GAAP). “Adjusted EBITDA” is defined as net income plus: interest expense, provision for income taxes, depreciation and amortization, stock-based compensation expense, the amount of a write-off for the remaining accounts receivable the company expected to collect from a customer that recently declared bankruptcy, loss on extinguishment of debt, and amounts for settlement of a class action law suit, minus a reduction in the amount the Company was required to pay in final settlement of the class action law suit. The Company’s management uses adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis, for planning and forecasting overall expectations, and for evaluating actual results against such expectations, and as a performance evaluation metric off which to base executive and employee incentive compensation programs.

For more information regarding the use of adjusted EBITDA, see Mistras Group Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on January 7, 2010.

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